FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[X]Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Thompson        Evan               C     |    Symbol
(Last)         (First)          (Middle) |
                                         |    Chris-Craft Industries, Inc.
    132 South Rodoeo Drive, 4th Floor    |    (CCN)
              (Street)                   | ------------------------------------
                                         | 3. IRS or Social Security Number of
Beverly Hills   CA                90212  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
        Executive Vice President    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D) or   Beneficial
                                                                of (D)             Owned at End        Indirect (I)    Ownership
                                                                                   of Issuer's
                                                                                   Fiscal Year
                                                                      (A)
                                                                       or
                                             Code   V       Amount    (D)  Price


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

FORM  5 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code            Derivative         Exercisable
    Security           of Derivative        (Month/                        Securities         and Expiration
                       Security             Day/Year)                      Acquired (A)       Date
                                                                           or Disposed        (Month/Day/Year)
                                                                           (D)
                                                           Code   V       (A)      (D)        Date      Expiration
Employee stock option  46.6626              01/08/99       A              102,999             01/08/00*    01/07/09
  (right to buy)
Employee stock option  46.6626              01/08/99       A               72,100             01/08/00*    01/07/04
  (right to buy)
Employee stock option  57.5000              09/28/99       A              300,000             09/28/00**   09/27/09
  (right to buy)
7.Title and              8.Price of             9.Number of            10.Ownership        11.Nature
  Amount of                Derivative             Derivative              Form of             of
  Underlying               Security               Securities              Derivative          Indirect
  Securities                                      Beneficially            Security:           Beneficial
                                                  Owned at End            Direct (D)          Ownership
                                                  of Year                 or
                                                                          Indirect (I)
Title          Number
               of Shares
Common Stock   102,999      --                     102,999                 D

Common Stock    72,100      --                      72,100                 D

Common Stock   300,000      --                     300,000                 D

Explanation of Responses:

* Option becomes exercisable as to one-third of shares covered thereby annually, beginning on first anniversary of date of grant.
**Option becomes exercisable as to 50% of shares covered thereby on 4th anniversary of date of grant and as to remainder on 5th such anniversary.
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 /s/ Evan C Thompson                         January 26, 2000
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   **Signature of Reporting Person                  Date